Exhibit 15.4

Scotia House Castle Business Park Stirling FK9 4TZ T +44 (0)1786 237 042 F +44 (0)845 345 9516 www.xafinity.com

To the Board of Directors of Prudential plc:

I, Jonathan Seed, consent to be named as the valuation actuary of the Scottish Amicable Staff Pension Scheme in the Annual Report on Form 20-F for the year ended 31 December 2013 and the incorporation by reference of references to us in the registration statement (No. 333-177093) on Form F-3 and the registration statements (Nos. 333-172493 and 333-192810) on Form S-8 of Prudential plc.

28 March 2014

Jonathan Seed
Fellow of the Institute and Faculty of Actuaries

Xafinity Consulting Limited. Registered Office: Xafinity House,42-62 Greyfriars Road, Reading, RGI INN. Registered in England and Wales under Company No. 2459442.

Xafinity Consulting Limited is authorised and regulated by the Financial Conduct Authority. A member of SPC.